Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:
Dori Sera Bailey, Dreyer’s Grand Ice Cream, 510 601-4241
Marybeth Thorsgaard, General Mills, 763 764-6364

DREYER’S BUYS U.S. HÄAGEN-DAZS SHOPPE FRANCHISE BUSINESS

Dreyer’s Purchases Franchise Business for 236 Häagen-Dazs Ice Cream Parlors in the U.S.

(OAKLAND, Calif. — February 18, 2004) — Dreyer’s Grand Ice Cream Holdings, Inc. (Dreyer’s) (NNM: DRYR), announced today that its wholly-owned subsidiary, Dreyer’s Grand Ice Cream, Inc., has purchased the U.S Häagen-Dazs ice cream shop franchise business from General Mills, Inc. (General Mills) (NYSE: GIS). The Häagen-Dazs Shoppe Company, Inc., based in Minneapolis, has 236 franchises for Häagen-Dazs ice cream parlors across the United States.

Last June, Dreyer’s obtained a license for the Häagen-Dazs brand in the U.S. when it combined with Nestlé Ice Cream Company, LCC. With that license, Dreyer’s also obtained the ice cream supply contract to The Häagen-Dazs Shoppe Company. These Häagen-Dazs Shoppes, each independently owned and operated by franchisees, are a point of entry to the brand for millions of Häagen-Dazs consumers annually. The cash transaction completed today with General Mills brings the assets and post-closing liabilities of The Häagen-Dazs Shoppe Company to Dreyer’s. While the financial impact of this transaction to Dreyer’s is immaterial, with this acquisition Dreyer’s now handles all of the manufacturing and marketing of Häagen-Dazs ice cream in the U.S. Dreyer’s is the country’s largest seller of packaged premium and superpremium ice creams and frozen snacks.

“The Häagen-Dazs brand stands for superior quality ice cream,” said Eric Shellenback, food service vice president and division manager for Dreyer’s, and the new president of The Häagen-Dazs Shoppe Company. “Dreyer’s looks forward to continuing the strong franchisee/franchisor relationship in place today, and working with the franchise community to maximize opportunities to strengthen the Häagen-Dazs brand in the U.S. We welcome the Haagen-Dazs franchisees as new members of the Dreyer’s family.”

****

Dreyer’s Grand Ice Cream Holdings, Inc. (Dreyer’s) (NNM:DRYR) and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé® Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks® and Healthy Choice®. The Company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the Company, please visit www.IceCream.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2004 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

# # #